Registration Nos. 333-184755

333-160494

333-158667

333-139288

333-112348

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-184755

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-160494

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-158667

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-139288

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-112348

UNDER

THE SECURITIES ACT OF 1933

National Financial Partners Corp.

(Exact name of registrant as specified in its charter)

Delaware	13-4029115
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

340 Madison Avenue, 20th Floor New York, New York	10173
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 301-4000

EMPLOYMENT INDUCEMENT AWARD CONSISTING OF RESTRICTED STOCK UNITS GRANTED TO ANNEMARIE LONG

NATIONAL FINANCIAL PARTNERS CORP. 2009 STOCK INCENTIVE PLAN

EMPLOYMENT INDUCEMENT AWARD CONSISTING OF RESTRICTED STOCK UNITS GRANTED TO DONNA J. BLANK

NATIONAL FINANCIAL PARTNERS CORP. EMPLOYEE STOCK PURCHASE PLAN

NATIONAL FINANCIAL PARTNERS CORP. 1998 STOCK INCENTIVE PLAN

NATIONAL FINANCIAL PARTNERS CORP. 2000 STOCK INCENTIVE PLAN

NATIONAL FINANCIAL PARTNERS CORP. 2002 STOCK INCENTIVE PLAN

NATIONAL FINANCIAL PARTNERS CORP. 2000 STOCK INCENTIVE PLAN FOR PRINCIPALS AND MANAGERS

NATIONAL FINANCIAL PARTNERS CORP. 2002 STOCK INCENTIVE PLAN FOR PRINCIPALS AND MANAGERS

(Full Title of the Plans)

Stancil E. Barton, Esq.

Executive Vice President and General Counsel

National Financial Partners Corp.

340 Madison Avenue, 20th Floor

New York, New York, 10173

(212) 301-4000

(212) 301-4001 (facsimile)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-184755 registering 12,484 shares of common stock, $0.10 par value per share (“Common Stock”), of National Financial Partners Corp., a Delaware corporation (the “Company”), reserved for issuance under the Employment Inducement Award Consisting of Restricted Stock Units Granted to Annemarie Long.

•	Registration Statement No. 333-160494 registering 3,850,000 shares of Common Stock of the Company reserved for issuance under the National Financial Partners Corp. 2009 Stock Incentive Plan.

•

Registration Statement No. 333-158667 registering 25,775 shares of Common Stock of the Company reserved for issuance under the Employment Inducement Award Consisting of Restricted Stock Units Granted to Donna Blank.

•	Registration Statement No. 333-139288 registering 3,500,000 shares of Common Stock of the Company reserved for issuance under the National Financial Partners Corp. Employee Stock Purchase Plan.

•

Registration Statement No. 333-112348 registering 3,609,646 shares of Common Stock of the Company reserved for issuance under the: (i) National Financial Partners Corp. 1998 Stock Incentive Plan; (ii) National Financial Partners Corp. 2000 Stock Incentive Plan; (iii) National Financial Partners Corp. 2002 Stock Incentive Plan; (iv) National Financial Partners Corp. 2000 Stock Incentive Plan of Principals and Managers; and (v) National Financial Partners Corp. 2002 Stock Incentive Plan of Principals and Managers, and registering 6,593,636 shares of Common Stock of the Company issuable upon exercise of options outstanding as of December 31, 2003.

Effective as of July 1, 2013 (the “Effective Time”), pursuant to the Agreement and Plan of Merger, dated as of April 14, 2013, by and among Patriot Intermediate Holdings B Corp. (formerly known as Patriot Parent Corp.), a Delaware corporation (“Parent”), Patriot Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. In connection with the Merger, all issued and outstanding shares of Common Stock converted into the right to receive cash, other than certain excluded shares. As a result of the Merger, the offering of shares of Company Common Stock under the plans listed above and the offerings under the Registration Statements have been terminated. In accordance with the undertakings made by the Company to deregister from registration, by means of a post-effective amendment, any of the securities under the Registration Statements which remain unsold at the termination of the offerings, the Company deregisters from registration all securities previously registered under the Registration Statements which remained unsold as of the Effective Time, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on this 1st day of July, 2013.

NATIONAL FINANCIAL PARTNERS CORP.

By:	/s/ Stancil E. Barton
Name:	Stancil E. Barton
Title:	Executive Vice President and General Counsel

Note: no other person is required to sign this post-effective amendment to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.